                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Claims Evaluation, Inc. and Subsidiary:

We consent to the incorporation by reference in the registration statement (No.
333-39071) on Form S-8 of American Claims Evaluation, Inc. and subsidiary of our report dated June 7, 2004, with respect to the consolidated balance sheet of
American Claims Evaluation, Inc. and subsidiary as of March 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the March 31, 2004 annual report on Form 10-KSB of American Claims Evaluation, Inc. and subsidiary.

/s/ KPMG LLP

Melville, New York
June 27, 2005